Exhibit 99.1

MANAGEMENT’S STATEMENT OF RESPONSIBILITIES

The accompanying consolidated financial statements have been prepared by management and approved by the Board of Directors of Sierra Wireless, Inc. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and, where appropriate, reflect management’s best estimates and judgments. Where alternative accounting methods exist, management has chosen those methods deemed most appropriate in the circumstances. Management is responsible for the accuracy, integrity and objectivity of the consolidated financial statements within reasonable limits of materiality. Financial information provided elsewhere in the Annual Report is consistent with that in the consolidated financial statements.

To assist management in the discharge of these responsibilities, the Company maintains a system of internal controls over financial reporting as described in Management’s Annual Report on Internal Control Over Financial Reporting on page 38 of Management’s Discussion and Analysis.

The Company’s Audit Committee is appointed by the Board of Directors annually and is comprised exclusively of outside, independent directors. The Audit Committee meets with management as well as with the independent auditors to satisfy itself that management is properly discharging its financial reporting responsibilities and to review the consolidated financial statements and the independent auditors’ report. The Audit Committee reports its findings to the Board of Directors for consideration in approving the consolidated financial statements for presentation to the shareholders. The Audit Committee considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the independent auditors. Ernst & Young LLP has direct access to the Audit Committee of the Board of Directors.

The consolidated financial statements have been independently audited by Ernst & Young LLP, Chartered Professional Accountants, on behalf of the shareholders, in accordance with the standards of the Public Company Accounting Oversight Board (United States) with respect to the consolidated financial statements for the year ended December 31, 2021. Their report outlines the nature of their audit and expresses their opinion on the consolidated financial statements of the Company.

/s/ Philip Brace	/s/ Samuel Cochrane
Philip Brace	Samuel Cochrane
President and	Chief Financial Officer
Chief Executive Officer

March 18, 2022
Vancouver, Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Sierra Wireless, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Sierra Wireless, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 18, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.

Valuation of IoT Solutions Goodwill

Description of the Matter

At December 31, 2021, total goodwill recorded amounted to $167 million, of which $71 million was recorded in respect of the IoT Solutions reporting unit. As discussed in Note 20 to the consolidated financial statements, goodwill is tested for impairment at least annually at the reporting unit level. The Company’s goodwill was initially assigned to its reporting units as of the acquisition date and was reallocated subsequent to a reorganization thereof.

Auditing management’s annual goodwill impairment test for the IoT Solutions reporting unit involved especially complex and subjective auditor judgment due to the assumptions required by management to estimate the fair value of the reporting unit, and therefore is considered to be a critical audit matter. In particular, the fair value estimate was sensitive to significant assumptions such as the weighted average cost of capital, the revenue growth rates and earnings before interest, taxes, depreciation, and amortization (“EBITDA”) margin, which are affected by expectations about future market or economic conditions and management’s operating plans.

How We Addressed the Matter in Our Audit

We obtained an understanding, evaluated the design, and tested the operating effectiveness of controls over the Company’s goodwill impairment process, including controls over management’s review of the significant assumptions described above.

To test the estimated fair value of the IoT Solutions reporting unit, we performed audit procedures that included, among others, assessing methodologies and testing the significant assumptions discussed above and the underlying data used by the Company in its analysis.

We involved our valuation specialists to assess the reasonableness of the weighted average cost of capital calculations and to perform sensitivity analyses of certain significant assumptions, such as the weighted average cost of capital, revenue growth rates, and components of EBITDA margin, to evaluate the changes in the fair value of the reporting unit that would result from changes in the assumptions. We compared the revenue growth assumptions used by management to historical performance and current industry trends and other factors.

In addition, we tested management’s reconciliation of the fair value of the reporting units to the market capitalization of the Company and tested management’s market valuation analysis by comparing the fair value implied by market transactions and valuations for comparable companies.

/s/ Ernst & Young LLP

Chartered Professional Accountants

We have served as the Company’s auditor since 2016.

Vancouver, Canada

March 18, 2022

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Sierra Wireless, Inc.

Opinion on Internal Control Over Financial Reporting

We have audited Sierra Wireless, Inc. internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). In our opinion, Sierra Wireless, Inc. (the Company) maintained, in all material respects, effective internal control over financial reporting as of December 31, 2021, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of Sierra Wireless, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes and our report dated March 18, 2022 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects.

Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

March 18, 2022

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands of U.S. dollars, except where otherwise stated)

	Years ended December 31,
	2021	2020
Revenue (note 6)
loT Solutions	$323,075	$306,917
Enterprise Solutions	150,134	141,671

	473,209	448,588
Cost of Sales
loT Solutions	239,310	219,771
Enterprise Solutions	77,100	70,066

	316,410	289,837

Gross margin	156,799	158,751

Expenses
Sales and marketing	75,971	86,481
Research and development (note 7)	68,425	82,029
Administration	50,104	48,513
Restructuring (note 8)	12,255	8,740
Acquisition-related and integration	239	440
Impairment (note 18, 19 and 21)	12,285	—
Amortization	17,066	20,584

	236,345	246,787

Loss from operations	(79,546)	(88,036)
Foreign exchange (loss) gain	(7,480)	8,003
Other expense (note 10)	(1,700)	(2,027)

Loss before income taxes	(88,726)	(82,060)
Income tax expense (recovery) (note 11)	6	(11,909)

Net loss from continuing operations	$(88,732)	$(70,151)
Net (loss) earnings from discontinued operations (note 5(c))	(285)	20,810

Net loss	$(89,017)	$(49,341)

Other comprehensive income (loss):
Foreign currency translation adjustments, net of taxes of $nil	(3,152)	7,636

Comprehensive loss	$(92,169)	$(41,705)

Basic and diluted net earnings (loss) per share (in dollars) (note 13)
Continuing operations	$(2.39)	$(1.93)
Discontinued operations	(0.01)	0.57

	$(2.40)	$(1.36)
Weighted average number of shares outstanding (in thousands) (note 13)
Basic	37,119	36,393
Diluted	37,119	36,393

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars, except where otherwise stated)

	As at December 31,
	2021	2020
Assets
Current assets
Cash and cash equivalents	$76,784	$160,560
Restricted cash (note 25)	100	10,864
Accounts receivable (note 14)	85,310	68,575
Inventories (note 16)	82,177	32,815
Prepaids and other (note 17)	27,372	11,933

	271,743	284,747
Property and equipment, net (note 18)	31,134	31,412
Operating lease right-of-use assets (note 21)	14,348	20,068
Intangible assets, net (note 19)	54,708	78,081
Goodwill (note 20)	167,379	175,545
Deferred income taxes (note 11)	1,268	1,135
Other assets	6,473	10,383

	$547,053	$601,371

Liabilities
Current liabilities
Accounts payable and accrued liabilities (note 5(c), 8 and 22)	$183,529	$162,138
Deferred revenue (note 15)	11,770	9,862
Current portion of long-term debt (note 27(b))	494	—

	195,793	172,000
Long-term obligations (note 23)	42,808	45,646
Operating lease liabilities (note 21)	15,033	17,054
Long-term debt (note 27(b))	9,394	—
Deferred income taxes (note 11)	6,371	10,258

	269,399	244,958

Equity
Shareholders’ equity
Common stock: no par value; unlimited shares authorized; issued and outstanding:
37,774,800 shares (December 31, 2020 — 36,619,439 shares)	460,331	441,999
Preferred stock: no par value; unlimited shares authorized; issued and outstanding: nil shares	—	—
Treasury stock: at cost; 119,761 shares (December 31, 2020 — 46,505 shares)	(2,128)	(542)
Additional paid-in capital	48,747	49,489
Retained deficit	(220,564)	(128,953)
Accumulated other comprehensive loss (note 24)	(8,732)	(5,580)

	277,654	356,413

	$547,053	$601,371

Commitments and contingencies (note 28)

Subsequent event (note 29)

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board:

/s/ Russell N. Jones	/s/ Lori M. O’Neill
Russell N. Jones	Lori M. O’Neill
Director	Director

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands of U.S. dollars, except where otherwise stated)

	Common Stock		Treasury Shares
	# of shares	$	# of shares	$	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	Total
Balance as at December 31, 2019	36,233,361	$435,532	44,487	$(370)	$38,212	$(78,833)	$(13,216)	$381,325
Effects of adoption of ASC 326 (note 3)	—	—	—	—	—	(779)	—	(779)

Balance as at January 1, 2020	36,233,361	$435,532	44,487	$(370)	$38,212	$(79,612)	$(13,216)	$380,546

Stock option exercises (note 12)	178,223	2,765	—	—	(801)	—	—	1,964
Stock-based compensation (note 12)	—	—	—	—	19,940	—	—	19,940
Purchase of treasury shares for RSU distribution	—	—	240,800	(2,802)	—	—	—	(2,802)
Distribution of vested RSUs	207,855	3,702	(238,782)	2,630	(7,862)	—	—	(1,530)
Net loss	—	—	—	—	—	(49,341)	—	(49,341)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	7,636	7,636

Balance as at December 31, 2020	36,619,439	$441,999	46,505	$(542)	$49,489	$(128,953)	$(5,580)	$356,413

Stock option exercises (note 12)	390,972	7,715	—	—	(2,309)	—	—	5,406
Stock-based compensation (note 12)	—	—	—	—	19,834	—	—	19,834
Purchase of treasury shares for RSU distribution	—	—	615,122	(10,772)	—	—	—	(10,772)
Distribution of vested RSUs	764,389	10,617	(541,866)	9,186	(18,267)	(2,594)	—	(1,058)
Net loss	—	—	—	—	—	(89,017)	—	(89,017)
Foreign currency translation adjustments, net of tax	—	—	—	—	—	—	(3,152)	(3,152)

Balance as at December 31, 2021	37,774,800	$460,331	119,761	$(2,128)	$48,747	$(220,564)	$(8,732)	$277,654

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

	Years ended December 31,
	2021	2020
Cash flows provided by (used in):
Operating activities
Net loss	$(89,017)	$(49,341)
Items not requiring (providing) cash
Amortization (note 18 and 19)	28,718	32,345
Stock-based compensation (note 12(a))	19,834	19,940
Deferred income taxes (note 11)	(3,594)	(1,150)
Impairment (note 18, 19 and 21)	12,285	—
Gain on sale of Automotive business (note 5(c))	—	(27,137)
Unrealized foreign exchange loss (gain)	8,833	(8,808)
Other	275	43
Changes in non-cash working capital
Accounts receivable	(18,610)	1,232
Inventories	(49,660)	10,997
Prepaids and other	(11,809)	7,646
Accounts payable and accrued liabilities	24,725	7,771
Deferred revenue	1,486	(1,305)

Cash flows used in operating activities	(76,534)	(7,767)

Investing activities
Additions to property and equipment	(15,138)	(18,952)
Additions to intangible assets	(4,846)	(3,023)
Proceeds from sale of property and equipment	91	281
Proceeds from sale of Automotive Business, net (note 5(c))	—	144,156
Acquisitions, net of cash acquired:
M2M Group (note 5(a))	—	(18,391)
M2M New Zealand (note 5(b))	(319)	(3,468)

Cash flows (used in) provided by investing activities	(20,212)	100,603

Financing activities
Issuance of common shares	5,406	1,964
Purchase of treasury shares for RSU distribution	(10,772)	(2,802)
Taxes paid related to net settlement of equity awards	(1,058)	(1,530)
Proceeds from long-term debt (note 27(b))	9,908	9,383
Repayment of long-term debt (note 27(b))	—	(9,383)
Decrease in other long-term obligations	(118)	(405)

Cash flows provided by (used in) financing activities	3,366	(2,773)

Effect of foreign exchange rate changes on cash and cash equivalents	(1,160)	2,278

Cash, cash equivalents and restricted cash, (decrease) increase in the year	(94,540)	92,341
Cash, cash equivalents and restricted cash, beginning of year	171,424	79,083

Cash, cash equivalents and restricted cash, end of year	$76,884	$171,424

Supplemental cash flow information (note 25)

The accompanying notes are an integral part of the consolidated financial statements.

SIERRA WIRELESS, INC.

TABLE OF CONTENTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

1.	NATURE OF OPERATIONS

Sierra Wireless, Inc., together with its subsidiaries (collectively, “the Company”, “we”, “our”, “Sierra Wireless”) was incorporated under the Canada Business Corporations Act on May 31, 1993. Sierra Wireless is an Internet of Things (“IoT”) pioneer that empowers businesses and industries to transform and thrive in the connected economy. Sierra Wireless offers a broad portfolio of edge-to-cloud solutions, comprised of embedded and networking devices seamlessly integrated with network connectivity services and cloud software. Original Equipment Manufacturers (“OEMs”), industrial companies, public safety agencies and enterprises worldwide rely on our expertise to deliver these fully integrated solutions to reduce complexity, turn data into intelligence, and get connected products and services quickly to market.

We have sales, engineering, and research and development teams located in offices around the world. The primary markets for our products are North America, Europe and Asia Pacific.

We operate our business under two reportable segments:

IoT Solutions	Cellular wireless IoT module solutions, IoT connectivity services, and embedded broadband solutions.

Enterprise Solutions	Range of Sierra Wireless AirLink routers, IoT gateways, IoT applications and advanced network management, managed connectivity services, and mobility applications

On November 18, 2020, the Company completed the divestiture of its automotive embedded module product line. Substantially all of the assets and operations related to its automotive embedded module product line were sold to Rolling Wireless (H.K.) Limited (“Rolling Wireless”), a consortium led by Fibocom Wireless Inc. of Shenzhen. In accordance with U.S. GAAP, the results of operations of the automotive business have been presented as discontinued operations in its consolidated statements of operations and comprehensive loss for the years ended December 31, 2021 and 2020.

COVID-19 Impact

In March 2020, the World Health Organization declared a global pandemic caused by the outbreak of the novel coronavirus specifically identified as COVID-19. It is not possible to reliably estimate the length or severity of these developments and the impact on the financial results of the Company in the future. There are significant uncertainties with respect to future development and impact to the Company related to COVID-19, including the duration, severity and scope of the outbreak, emergence of new variants of concern, and the measures taken by governments and businesses to contain the pandemic. As COVID-19 continues to significantly impact economies around the world, it creates significant uncertainty regarding the nearer term outlook for the markets where we provide our products and services, as well as significant uncertainties related to global supply chain tightness from key suppliers and manufacturing challenges that could constrain our ability to deliver and meet demand. In future periods, the effects of the pandemic may have material impacts on our financial results and the recoverable amount of our reporting units.

Ransomware Incident

On March 20, 2021, Sierra Wireless was the subject of a ransomware incident on our internal IT systems and corporate website. As a result of the incident, we temporarily halted production at our manufacturing sites. The investigation into the impact of the ransomware incident has been completed.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(a)	Basis of consolidation

Our consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned, from their respective dates of acquisition of control. All inter-company transactions and balances have been eliminated on consolidation.

(b)	Use of estimates

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. On an ongoing basis, management reviews its estimates, including those related to revenue recognition, such as determining the nature and timing of satisfaction of performance obligations, determining the standalone selling price of performance obligations, and variable consideration; inventory obsolescence; estimated useful lives of long-lived assets; valuation of intangible assets and goodwill; royalty and warranty accruals; other liabilities; stock-based compensation; allowance for expected credit losses; income taxes; government assistance; measurement of impairment loss; restructuring costs; contingent consideration and commitments and contingencies, based on currently available information. Actual amounts could differ from estimates.

(c)	Revenue recognition

Product revenue includes sales from embedded cellular modules, short range and GNSS wireless modules, intelligent routers and gateways, asset tracking and vertical market smart devices, antennas and accessories, and Smart SIMs. Recurring and other services revenue includes sales from cloud services, cellular connectivity services, managed connectivity and application services, software licenses, technical support services, extended warranty services, solution design and consulting services.

We recognize revenues when we satisfy performance obligations by transferring the control of promised products or services to customers. Product revenue is recognized at a point in time when a good is shipped or delivered to the customer. Recurring and other services revenue is recognized over time as the service is rendered or at a point in time upon completion of a service. Our customer contracts can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of allowances for returns and any taxes collected from customers.

Our products are generally highly dependent on, and interrelated with, the underlying firmware and cannot function without the firmware. In these cases, the hardware and the firmware are accounted for as a single performance obligation and revenue is recognized at the point in time when control is transferred to resellers and distributors, OEMs, or directly to end customers.

Certain customers may receive cash-based incentives or credits, which are accounted for as variable consideration. We estimate the amount of incentives or credits to be provided to customers and reduce revenue recognized. The variable consideration is included in the transaction price to the extent that a significant reversal in the amount of cumulative revenue recognized is not expected to occur when the uncertainty associated with the variable consideration is subsequently resolved.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The expected costs associated with assurance-type warranty are recognized as expense when products are sold. Warranty service that is in addition to the assurance that the product complies with agreed upon specifications is a separate performance obligation; its revenue is recognized ratably over the service period.

Cloud and connectivity services are provided on either a subscription or consumption basis. Revenue related to cloud and connectivity services provided on a subscription basis is recognized ratably over the contract period. Revenue related to cloud and connectivity services provided on a consumption basis is recognized based on the customer utilization of such resources. Revenues from SIM activation and initial application setup are deferred and recognized over the estimated customer life on a straight-line basis.

Licenses for on-premise software provide the customer with a right to use the software as it exists when made available to the customer. Revenue from distinct on-premise licenses are recognized upfront at the point in time when the software is made available to the customer. Revenue from software maintenance, unspecified upgrades and technical support contracts are recognized over the period such items are delivered or services are provided. Technical support contracts extending beyond the current period are deferred and revenue is recognized over the applicable earning period.

Revenue from solution design and consulting services are recognized as services are being provided.

Contract acquisition and fulfillment costs

We recognize an asset for the incremental costs of obtaining or fulfilling a contract with a customer if we expect the benefit of those costs to be longer than one year. We have determined that certain sales incentive bonuses and initial setup costs of managed IoT services meet the requirements to be capitalized. We apply a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less.

The incremental costs of obtaining or fulfilling a contract with a customer are deferred and amortized over the estimated life of the customer relationship. We classify these deferred contract costs as current or non-current based on the timing of when we expect to recognize the expense. The current and non-current portions of deferred contract costs are included in Prepaids and other current assets and Other assets respectively in our consolidated balance sheets.

Significant judgment

We determine the transaction price of a customer contract by multiplying the unit price of a good or service with the committed order volume or service period.

Certain customers may receive cash-based incentives or credits, which are accounted for as variable consideration. We estimate the expected amount to be provided to customers and exclude it from the transaction price. Sales credits are included in Accounts payable and accrued liabilities in our consolidated balance sheets.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

Our customer contracts can include various combinations of products and services. When a customer contract includes multiple performance obligations, we allocate the transaction price to each performance obligation on a relative standalone selling price basis. We generally determine standalone selling prices based on the price charged to customers or a combination of expected cost, plus a margin and residual methods.

Product revenue is recognized at a point in time when a good is shipped or delivered to the customer as it represents the transfer of control of the promised good to a customer. Cloud, connectivity, and managed service revenues are recognized over time as the customer simultaneously receives and consumes the benefits provided by our performance as we perform. Other service revenue is recognized at a point in time upon completion of a service.

Contract Balances

Receivables - We recognize a right to consideration as a receivable when only the passage of time is required before payment of that consideration is due.

Contract Assets - We recognize a right to consideration in exchange for goods or service that we have transferred to a customer as contract assets. Contract assets are comprised mainly of accrued revenue related to monthly IoT service subscriptions, which may include connectivity, cloud applications, and managed services. Contract assets are included in Accounts receivable in our consolidated balance sheet.

Deferred Revenue - We recognize an obligation to transfer goods or services to a customer for which we have received consideration from the customer as deferred revenue. Deferred revenue consists of advance payments and billings in excess of revenue recognized, which includes support, extended warranty, cloud application services, and activation fees.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days.

(d)	Research and development costs

Research and development costs are expensed as they are incurred, including all costs incurred to establish the technological feasibility of a software product to be sold. Once the technological feasibility is reached, certain software development costs principally related to software coding, designing system interfaces and installation, and testing of the software, are capitalized.

We follow the cost reduction method of accounting for certain agreements, including government research and development funding, whereby the benefit of the funding is recognized as a reduction in the cost of the related expenditure when certain criteria stipulated under the terms of those funding agreements have been met, and there is reasonable assurance the research and development funding will be received.

(e)	Warranty costs

Warranty costs are accrued upon the recognition of related revenue, based on our best estimates, with reference to past and expected future experience. Warranty obligations are included in Accounts payable and accrued liabilities in our consolidated balance sheet.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(f)	Royalty costs

We have intellectual property license agreements which generally require us to make royalty payments based on a combination of fixed fees and percentage of the revenue generated by sales of products incorporating the licensed technology. We recognize royalty obligations in accordance with the terms of the respective royalty agreements. Royalty costs are recorded as a component of cost of goods sold in the period when incurred.

Where agreements are not in place, we recognize our current best estimate of the royalty obligation in cost of goods sold, accrued liabilities and long-term liabilities. We base our estimate on the smallest salable unit (“SSU”) principle (i.e., the principle that any royalty obligations should be no more than a portion of the profits for a component within the product that implements the patented technology) as the appropriate methodology for determining FRAND standard essential patent (“SEP”) royalties. Using this principle, the royalty accrual on our products is based on the value of the patented technology in the chipset, representing the SSU that implements the technology.

(g)	Market development costs

Market development costs are charged to sales and marketing expense to the extent that the benefit is separable from the revenue transaction and the fair value of that benefit is determinable. To the extent that such costs either do not provide a separable benefit, or the fair value of the benefit cannot be reliably estimated, such amounts are recorded as a reduction of revenue.

(h)	Income taxes

Income taxes are accounted for using the asset and liability method. Deferred income tax assets and liabilities are based on temporary differences (differences between the accounting basis and the tax basis of the assets and liabilities), non-capital loss, capital loss, and tax credits carry-forwards are measured using the enacted tax rates and laws expected to apply when these differences reverse. Deferred tax benefits, including non-capital loss, capital loss, and tax credits carry-forwards, are recognized to the extent that realization of such benefits is considered more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that enactment occurs.

We include interest and penalties related to income taxes, including unrecognized tax benefits, in Income tax expense (recovery).

Liabilities for uncertain tax positions are recorded based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. We regularly assess the potential outcomes of examinations by tax authorities in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

We recognize the tax effects related to share-based payments at settlement or expiration in Income tax expense (recovery).

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(i)	Stock-based compensation and other stock-based payments

Stock options and restricted share units (“RSUs”) granted to the Company’s key officers, directors and employees are accounted for using the fair value-based method. Under this method, compensation cost for stock options is measured at fair value at the date of grant using the Black-Scholes valuation model and is expensed over the awards’ vesting period using the straight-line method. Any consideration paid by plan participants on the exercise of stock options or the purchase of shares is credited to common stock together with any related stock-based compensation expense. Compensation cost for restricted share units with no market or performance conditions is measured at fair value at the date of grant which is the market price of the underlying security and is expensed over the awards’ vesting period using the straight-line method. Compensation cost for market condition restricted share units is measured using a Monte Carlo valuation model. Compensation cost for performance-based internal performance benchmark restricted share units is measured at fair value at the time of grant which is the market price of the underlying security and adjusted for expected attainment with changes to expected attainment recorded in subsequent periods. We account for forfeitures in compensation expense when they occur.

Modification of awards are defined as changes to the terms or conditions of a share-based payment award. Improbable-to-probable modifications result in the reversal of the cumulative compensation costs of the original award incurred at the modification date and recognition of the incremental fair value of the modified award on a straight-line basis over the requisite service period.

(j)	Earnings (loss) per common share

Basic earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of company common shares outstanding during the reporting period. Diluted earnings (loss) per share is computed using the treasury stock method. When the effect of options and other securities convertible into common shares is anti-dilutive, including when the Company has incurred a loss for the period, basic and diluted earnings (loss) per share are the same. We use net loss from continuing operations as the control number in determining whether potential common shares are dilutive.

(k)	Translation of foreign currencies

Our reporting currency is the U.S. dollar. We determine the functional currency of each of our foreign subsidiaries and their operating divisions based on the primary currency in which they operate.

Revenue and expense items denominated in foreign currencies are translated at exchange rates prevailing during the period. Monetary assets and liabilities denominated in foreign currencies are translated at the period-end exchange rates. Non-monetary assets and liabilities are translated at exchange rates in effect when the assets are acquired or the obligations are incurred. Foreign exchange gains and losses are reflected in Net loss for the period.

We have foreign subsidiaries that are considered self-contained within their foreign jurisdiction, and accordingly, use the respective local currency as their functional currency. The assets and liabilities of the foreign subsidiaries, including goodwill and fair value adjustments arising on acquisition, are translated at exchange rates at the balance sheet dates, equity is translated at historical rates, and revenue and expenses are translated at exchange rates prevailing during the period. The foreign exchange gains and losses arising from the translation are reported as a component of other comprehensive loss, as presented in note 24, Accumulated other comprehensive loss.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(l)	Cash and cash equivalents and restricted cash

Cash and cash equivalents include cash and short-term deposits with original maturities of three months or less from the date of purchase. Cash equivalents are recorded at cost. The carrying amounts approximate fair value due to the short-term maturities of these instruments.

The Company classifies cash and cash equivalents as restricted cash when it is unavailable for withdrawal or use in its general operations. See note 25.

(m)	Allowance for expected credit losses

We maintain an allowance for lifetime expected credit losses that may result from our customer’s inability to pay. Current and future economic conditions, historical information (including credit agency reports, if applicable), credit-worthiness, the line of business from which the customer accounts receivable arose, aging of receivables, known uncollectible accounts and changes in customer payment cycles are all considered when determining the expected credit losses related to accounts receivable. Amounts later determined and specifically identified to be uncollectible are charged against this allowance. If the financial condition of any of our customers deteriorates resulting in an impairment of their ability to make payments, we may increase our allowance.

(n)	Financing receivables

We lease certain hardware devices to a small number of hardware distributors under sales-type leases which have terms ranging from 10 months to 48 months and bear interest at 5%.

We evaluate the credit quality of our financing receivables on an ongoing basis utilizing an aging of the accounts and write-offs, customer collection experience, the customer’s financial condition, known risk characteristics impacting the respective customer base, and other available economic conditions, to determine the appropriate allowance.

(o)	Derivatives

Derivatives, such as foreign currency forward and options contracts, may be used to economically hedge the foreign exchange risk on cash flows from commitments denominated in a foreign currency. Derivatives are recorded in Accounts receivable or Accounts payable and accrued liabilities and measured at fair value at each balance sheet date. Any resulting gains and losses from changes in the fair value are recorded in Foreign exchange gain (loss).

(p)	Inventories

Inventories consist of electronic components and finished goods and are valued at the lower of cost or estimable realizable value, determined on a first-in-first-out basis. Cost is defined as all costs that relate to bringing the inventory to its present condition and location under normal operating conditions.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

We review the components of our inventory and our inventory purchase commitments on a regular basis for excess and obsolete inventory based on estimated future usage and sales. Write-downs in inventory value or losses on inventory purchase commitments depend on various items, including factors related to customer demand, economic and competitive conditions, technological advances and new product introductions that vary from current expectations. We believe that the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory. If customer demands for our inventory are substantially less than our estimates, additional inventory write-downs may be required.

(q)	Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. We amortize our property and equipment on a straight-line basis over the following estimated economic lives:

Furniture and fixtures	3-5 years
Research and development equipment	3-10 years
Production equipment	2-7 years
Tooling	1.5-3 years
Computer equipment	1-5 years
Software	1-5 years
Office equipment	3-5 years
Monitoring equipment	3-5 years
Network equipment	3-7 years

Research and development equipment related amortization is included in Research and development expense. Tooling, production, monitoring and certain network equipment related amortization is included in Cost of goods sold. All other amortization is included in Amortization expense.

Leasehold improvements and leased vehicles are amortized on a straight-line basis over the lesser of their expected average service life or term of the lease.

When we sell property and equipment, we net the historical cost less accumulated depreciation and amortization against the sale proceeds and include the difference in Other income (expense).

(r)	Intangible assets

The estimated useful life of intangible assets with definite lives is the period over which the assets are expected to contribute to our future cash flows. When determining the useful life, we consider the expected use of the asset, useful life of any related intangible asset, any legal, regulatory or contractual provisions that limit the useful life, any legal, regulatory, or contractual renewal or extension provisions without substantial costs or modifications to the existing terms and conditions, the effects of obsolescence, demand, competition and other economic factors, and the expected level of maintenance expenditures relative to the cost of the asset required to obtain future cash flows from the asset.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

We amortize our intangible assets on a straight-line basis over the following specific periods:

Patents and trademarks	—	3-5 years

Licenses	—	over the shorter of the term of the license or an estimate of their useful life, ranging from three to ten years

Intellectual property and customer relationships	—	3-13 years

Brand	—	over the estimated life

Research and development	—	over the estimated life

In-process research and development (“IPRD”) is included in research and development and are intangible assets acquired as part of business combinations. Prior to their completion, IPRD are intangible assets with indefinite life and they are not amortized but subject to impairment test on an annual basis.

Research and development intangible asset related amortization is included in Research and development expense. All other intangible asset amortization is included in Amortization expense.

(s)	Leases

At inception of a contract, we apply judgment in assessing whether a contract is or contains a lease. This assessment involves determining whether we have control over the identified asset for a period of time in exchange for consideration. Operating leases are included in Operating lease right-of-use (“ROU”) assets, Accounts payable and accrued liabilities, and Operating lease liabilities in our consolidated balance sheets. Finance leases are included in Property and equipment, Accounts payable and accrued liabilities, and Long-term obligations in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term. Lease liabilities represent our obligation to make lease payments arising from the lease. We recognize operating lease right-of-use assets and liabilities at commencement date based on the present value of lease payments over the lease term. We use the incremental borrowing rate as the discount rate for leases as the rates implicit in our leases are not readily determinable. Our incremental borrowing rate is estimated to approximate the interest on a collateralized basis with similar terms and payments and in economic environments where the leased asset is located. The operating lease ROU asset also includes any prepaid lease payments, initial direct costs and lease incentives. Our lease terms include non-cancelable periods and include options to renew the lease when it is reasonably certain that we will exercise that option.

Operating lease cost for lease payments is recognized on a straight-line basis over the term of the lease. Our lease agreements have lease and non-lease components, which we have elected to account for as a single lease cost.

We have elected not to record right-of-use assets and lease liabilities for short-term leases with a term of 12 months or less and recognize these short term leases to profit or loss on a straight-line basis over the lease term.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(t)	Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value assigned to assets acquired and liabilities assumed in a business combination. We allocate goodwill to reporting units based on the reporting unit expected to benefit from the business combination. Goodwill has an indefinite life, is not amortized, and is subject to an annual impairment test, on October 1 of every year, at the reporting unit level. Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, or when there is a change in reporting units. These events or circumstances could include an adverse change in business climate, legal factors, operating performance indicators, competition or sale or disposition of a significant portion of a reporting unit. The goodwill impairment test compares the fair value of the reporting unit to its carrying amount, which includes the goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired. If the carrying amount exceeds the implied fair value of the goodwill, an impairment loss is recognized equal to the amount by which the carrying amount of the reporting unit exceeds the reporting unit’s fair value.

An evaluation of recoverability of goodwill requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the estimated fair value of each reporting unit. Significant judgments that are required on our part to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates, consideration of appropriate control premium, market conditions, and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit and may result in impairment charges in future periods.

In March 2020, the World Health Organization declared a global pandemic caused by the outbreak of the novel coronavirus specifically identified as COVID-19. It is not possible to reliably estimate the length or severity of these developments and the impact on the financial results of the Company in the future. There are significant uncertainties with respect to future development and impact to the Company related to COVID-19, including the duration, severity and scope of the outbreak and the measures taken by governments and businesses to contain the pandemic. As COVID-19 continues to significantly impact economies around the world, it creates significant uncertainty regarding the nearer term outlook for the markets where we provide our products and services. In future periods, the effects of the pandemic may have material impacts on our financial results and the recoverable amount of our reporting units. The COVID-19 pandemic and its impact on the economy is constantly evolving and presents many variables and contingencies for modeling.

In future periods, the effects of the pandemic may have material impacts on our anticipated revenue levels and the recoverable amount of our reporting units.

(u)	Impairment of long-lived assets

Long-lived assets, including property and equipment, and intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset group exceeds its fair value and is recorded as a reduction in the carrying value of the related assets and a charge to operating results.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(v)	Comprehensive income (loss)

Comprehensive income (loss) includes net earnings (loss) as well as changes in equity from other non-owner sources. The other changes in equity included in comprehensive income (loss) are comprised of foreign currency cumulative translation adjustments.

(w)	Investment tax credits

In Canada and the United States, non-refundable investment tax credits are accounted for using the flow-through method whereby such credits are accounted for as a reduction of income tax expense in the period in which the credit arises. In France, the investment tax credits are reported as a reduction of cost as the credits are refundable irrespective of taxable income.

(x)	Comparative figures

Certain figures presented in the consolidated financial statements have been reclassified to conform to the current year presentation. We reclassified certain Accounts Payable and Accrued Liabilities balances previously presented as of December 31, 2020. From ‘Other’ we reclassified $11,073 to ‘Trade payables and accruals’ and $8,897 to ‘Sales credits’ to better reflect the nature of balances (see note 22).

(y)	Discontinued operations

We report a disposal of a component or a group of components as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect of the Company’s operations and financial results when the components meet the criteria to be classified as held for sale. At the time an operation qualifies for held-for-sale accounting, the operation is evaluated to determine whether or not its carrying amount exceeds its fair value less cost to sell. Any loss as a result of carrying amounts in excess of fair value less cost to sell is recorded in the period the operation qualifies for held-for-sale accounting. Assets, once classified as held for sale, are not subject to depreciation or amortization, and both the assets and any liabilities directly associated with the assets held for sale are classified as current in the Company’s consolidated balance sheets. When a portion of a reporting unit that constitutes a business is disposed of, goodwill associated with that business is included in the carrying amount of the business in determining the gain or loss on disposal. The amount of goodwill is based on the relative fair values of the business to be disposed of and the portion of the reporting unit that will be retained. Management judgment is required to (i) assess the criteria required to qualify for held-for-sale accounting and (ii) estimate fair value.

Our automotive business is presented as discontinued operations for all periods. Following the disposal, we retained certain royalty and warranty obligations related to the automotive business. Reversals of the royalty and warranty obligations are presented in discontinued operations. Our consolidated statements of cash flows include discontinued operations. See note 5c, Disposition of Automotive Business. Supplemental cash flow information relating to discontinued operations is disclosed separately in the note disclosure.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(z)	Business combination

We account for our business combinations using the acquisition method. Under this method, estimates we make to determine the fair values of acquired assets and liabilities assumed include judgments in our determinations of acquired intangible assets and assessment of the fair value of existing property and equipment. Assumed liabilities can include litigation and other contingency reserves existing at the time of the acquisition. Goodwill is recognized as of the acquisition date as the excess of the fair value of consideration transferred over the estimated fair values of net identifiable assets acquired and liabilities assumed at their acquisition date. Acquisition related expenses are separately recognized from business combination and are expensed as incurred.

When establishing fair values, we make significant estimates and assumptions, especially with respect to intangible assets. Intangible assets acquired and recorded by us may include patents, intellectual property, customer relationships, brand, backlog and in-process research and development. Estimates include but are not limited to the forecasting of future cash flows and discount rates. From time to time, we may engage third-party firms to assist us in determining the fair value of assets and liabilities assumed. Our estimates of fair values are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. As a result, actual results may differ from estimates impacting our earnings.

(aa)	Government assistance

Government grants are recognized when there is reasonable assurance that (a) the Company will comply with eligible requirements attached to the grant and (b) the grant will be received. Government grants are recorded as a reduction in the cost of the related expenditures (see note 9).

3.	RECENTLY IMPLEMENTED ACCOUNTING STANDARDS

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses, Measurement of Credit Losses on Financial Instruments (“ASC 326”), replacing the incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The new guidance on the current expected credit loss (“CECL”) impairment model requires an estimate of expected credit loss, measured over the contractual life of an asset, that considers reasonable and supportable forecasts of future economic conditions in addition to historical experience and current conditions. The objective is to present the entity’s estimate of the net amount expected to be collected on the financial assets. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, net investment in leases recognized by lessor and off-balance sheet credit exposures not accounted for as insurance. In addition, ASC 326 made changes to the accounting for available for sale debt securities.

On January 1, 2020, the Company adopted ASC 326 using the modified retrospective method. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326. The Company recorded a net decrease to retained earnings of $779 as of January 1, 2020 for the cumulative effect of adopting ASC 326 as a result of measuring expected credit losses on trade accounts receivable.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The cumulative effect was allocated between continuing and discontinued operations as follows:

Effect of adoption of ASC 326 on January 1, 2020	Amount
Continuing operations	$917
Discontinued operations	(138)

$779

In December 2019, the FASB issued ASU 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes, including the methodology for calculating taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2019-12 on January 1, 2021 and applied the new standard in determining tax expense for the year ended December 31, 2021. The adoption of this standard did not have a material impact on our consolidated financial statements and notes thereto and prior periods were not impacted.

4.	CHANGES IN FUTURE ACCOUNTING STANDARDS

In March 2020, the FASB issued an update to ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which addresses the effects of reference rate reform on financial reporting. This would apply to companies meeting certain criteria that have contracts, hedging relationships and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. ASU 2020-04 is effective for the Company beginning January 1, 2022 and a successor rate has been established for our Revolving Facility with CIBC (see note 27(b)). The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2021, FASB issued ASU 2021-08 Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this ASU require an entity to recognize and measure contract assets and liabilities acquired in a business combination in accordance with Topic 606. The amendments in this ASU are effective for fiscal years beginning after December 15, 2022 and should be applied prospectively to business combinations occurring on or after the effective date of the amendment. The adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10 Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance (ASU 2021-10), which aims to provide increased transparency by requiring business entities to disclose information about certain types of government assistance they receive in the notes to the financial statements. ASU 2021-10 is effective for fiscal years beginning after December 15, 2021. The Company is currently assessing the impact of ASU 2021-10 on its consolidated financial statements.

5.	ACQUISITIONS AND DISPOSALS

(a)	Acquisition of M2M Group

On January 7, 2020, we completed the acquisition of M2M Connectivity Pty Ltd, M2M One Pty Ltd and D-Square Innovation Pty Ltd (collectively, the “M2M Group”) in Australia. Total purchase consideration for the acquisition of the M2M Group was $21,102, comprised of cash consideration to the shareholders of $19,587 for 100% of the equity of the M2M Group, plus approximately $1,343 for the retirement of certain obligations and $172 for normal course working capital adjustments. The purchase consideration has been fully paid and settled during the second quarter of 2020.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

We accounted for the transaction using the acquisition method and accordingly, recorded the tangible and intangible assets acquired and liabilities assumed on the basis of our estimates of their respective preliminary fair values as at January 7, 2020. The excess of the purchase price over the final value assigned to the net assets acquired is recorded as goodwill. The allocation of the purchase price was finalized as of June 30, 2020.

The following table summarizes the final values assigned to the assets acquired at the acquisition date:

Amount
Assets acquired
Cash	$2,712
Net working capital	(640)
Deferred revenue	(914)
Identifiable intangible assets	16,064
Goodwill	8,699
Deferred income tax liability	(4,819)

Fair value of net assets acquired	$21,102

Goodwill of $8,699 resulting from the acquisition consists largely of the expectation that the acquisition will expand the Company’s IoT Solutions business in the Asia-Pacific region. Goodwill is not deductible for tax purposes.

The following table provides the components of the identifiable intangible assets acquired that are subject to amortization:

	Estimated useful life	Amount
Customer relationships	10 years	$14,646
Brand	5 years	1,418

		$16,064

There was no significant impact on the Company’s revenue and net earnings on a pro forma basis for all periods presented.

(b)	Acquisition of M2M New Zealand

On December 15, 2020, we completed the acquisition of M2M One NZ Ltd (“M2M New Zealand”) in New Zealand. Total purchase consideration for the acquisition of M2M New Zealand was $4,005, comprised of cash consideration to the shareholders of $3,605 for 100% of the equity of M2M New Zealand, of which $319 related to a tax holdback that we paid to the sellers in June 2021, plus a $400 cash holdback amount released to the sellers on December 15, 2021 which secured the purchaser’s rights of indemnification under the share purchase agreement.

We accounted for the transaction using the acquisition method and accordingly, recorded the tangible and intangible assets acquired and liabilities assumed on the basis of our estimates of their respective preliminary fair values as at December 15, 2020. The excess of the purchase price over the final value assigned to the net assets acquired is recorded as goodwill. The allocation of the purchase price was finalized as of December 15, 2021.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The following table summarizes the values assigned to the assets acquired at the acquisition date:

Amount
Assets acquired
Cash	$218
Net working capital	42
Tangible assets	3
Deferred revenue	(5)
Identifiable intangible assets	1,853
Goodwill	2,377
Deferred income tax liability	(483)

Fair value of net assets acquired	$4,005

Goodwill of $2,377 resulting from the acquisition consists largely of the expectation that the acquisition will expand the Company’s IoT Solutions business in the Asia-Pacific region. Goodwill is not deductible for tax purposes.

The following table provides the components of the identifiable intangible assets acquired that are subject to amortization:

	Estimated useful life	Amount
Customer relationships	10 years	$1,542
Brand	5 years	311

		$1,853

(c)	Disposition of Automotive Business

On November 18, 2020, we completed the sale of substantially all of the assets and operations related to our Shenzhen, China-based automotive embedded module product line (“Automotive Business”) to Rolling Wireless (H.K.) Limited for total gross proceeds of $165,000 in cash, subject to adjustments to working capital, including $10,000 of proceeds held in escrow that we recorded in restricted cash and were released on January 8, 2021.

The gain on sale of the Automotive Business consists of the following:

Amount
Total gross proceeds	$165,000
Transaction costs	(4,011)
Working capital adjustment	(11,122)

Net proceeds	149,867
Net assets disposed (including cash sold of $5,711)	(122,730)

Gain on disposal before income taxes	27,137
Income tax expense	(11,914)

Gain on disposal, net of taxes	$15,223

As at December 31, 2021, we retained $11,165 (2020 — $12,689) royalty accruals relating to the Automotive Business of which $1,082 (2020 — $1,146) is included in Accounts payable and accrued liabilities and $10,083 (2020 — $11,543) is included in Long-term obligations. As at December 31, 2021, we retained product warranties of $1,528 (2020 — $1,528) relating to the Automotive Business, which is included in Accounts Payable and accrued liabilities.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The results related to the Automotive business have been presented as discontinued operations in the consolidated statements of operations and comprehensive loss and were as follows:

	2021	2020
Revenue	$—	$196,609
Cost of sales	—	169,108

Gross margin	—	27,501
Expenses	285	19,878
Gain on sale of Automotive Business	—	(27,137)

Earnings before income taxes	(285)	34,760
Income tax expense on gain of sale of Automotive Business	—	(11,914)
Income tax expense	—	(2,036)

Net earnings from discontinued operations	$(285)	$20,810

The cash flows related to the Automotive business included in the consolidated statements of cash flows were as follows:

	2021	2020
Cash flows used in discontinued operations
Net cash used in operating activities	$(860)	$(2,919)
Net cash used in investing activities(1)	—	(1,277)

Net cash used in discontinued operations	$(860)	$(4,196)

(1)	Net cash used in investing activities does not include proceeds from sale of the Automotive Business.

6.	SEGMENTED INFORMATION

We disaggregate our revenue from contracts with customers into reportable segments (see consolidated statements of operations and comprehensive loss), type and geographical region.

Our segments have changed from those reported at December 31, 2020. Following the sale of our Automotive Business in November 2020, the Company initiated certain strategic, organizational and operational structure changes to better reflect the reduced size of our businesses. We revised our reportable segments to better reflect the way the Company manages its business, operating under two reportable segments: (i) IoT Solutions and (ii) Enterprise Solutions. We have retroactively restated prior period information to align with this new segmentation.

IoT Solutions (New)

Our new IoT Solutions segment includes our cellular wireless IoT module solutions, IoT connectivity services, and embedded broadband solutions.

Enterprise Solutions

Our Enterprise Solutions include our range of Sierra Wireless AirLink routers, IoT gateways, IoT applications and advanced network management, managed connectivity services, and mobility applications.

As our chief operating decision maker does not evaluate the performance of our operating segments based on segment assets, management does not present asset information on a segmented basis.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

REVENUE BY TYPE

	2021	2020
Revenue
Product	$332,810	$332,544
Connectivity, software, and services(1)	140,399	116,044

	$473,209	$448,588

(1)	Previously called ‘Recurring and other services’

REVENUE BY GEOGRAPHICAL REGION

	2021	2020
Americas	$210,410	$199,472
Europe, Middle East and Africa	77,509	76,500
Asia-Pacific	185,290	172,616

	$473,209	$448,588

PROPERTY AND EQUIPMENT BY GEOGRAPHICAL REGION

	2021	2020
Americas	$25,519	$23,357
Europe, Middle East and Africa	3,483	5,237
Asia-Pacific	2,132	2,818

	$31,134	$31,412

We sell certain products through resellers, original equipment manufacturers and wireless service providers who sell these products to end-users. In 2021 and 2020, we did not have any customers that accounted for more than 10% of total revenue. As at December 31, 2021 and 2020, we had no customer that accounted for more than 10% of total Trade Accounts Receivable. We had one customer as at December 31, 2021 that accounted for 23% and two customers as at December 31, 2020 that accounted for 22% and 15% of total Contract Assets.

7.	RESEARCH AND DEVELOPMENT

The components of research and development costs consist of the following:

	2021	2020
Gross research and development	$71,592	$86,506
COVID-19 government assistance (note 9)	(2,941)	(4,186)
Government research tax credits	(226)	(291)

	$68,425	$82,029

8.	RESTRUCTURING

On April 30, 2019, we announced certain initiatives related to the acceleration of our transformation to a Device-to-Cloud IoT solutions company.

During the third quarter of 2020, we initiated actions to reduce our operating expenses, in conjunction with the expected closing of the sale of our automotive business in the fourth quarter of 2020. We implemented organizational changes, including consolidation of our engineering resources resulting in a reduction in our engineering team in Hong Kong. This initiative affected 148 employees in various locations and functions within the Company.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

During the fourth quarter of 2021, we announced changes to the executive leadership team and our global organizational structure to further streamline and improve the overall business performance of the company, impacting 62 employees globally. In addition, we enacted a separate initiative to enhance our administrative function in the year ended December 31, 2021.

The following table provides the activity in the restructuring liability:

	2021	2020
Balance, beginning of period	$5,750	$8,655
Expensed - continuing operations	12,255	8,740
Expensed - discontinued operations	—	1,741
Disbursements	(12,583)	(13,475)
Foreign exchange	8	89

	$5,430	$5,750

Classification:
Accounts payable and accrued liabilities (note 22)	5,430	5,750

	$5,430	$5,750

By restructuring initiative:
April 2019	493	1,254
Q3 2020	120	4,496
Q4 2021	4,544	—
Other 2021	273	—

	$5,430	$5,750

The components of continuing operations expense for the years ended December 31 were as follows:

	2021	2020
April 2019	$(203)	$369
Q3 2020	3,954	8,371
Q4 2021	7,084	—
Other 2021	1,420	—

	$12,255	$8,740

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

9.	GOVERNMENT ASSISTANCE

We are eligible for government subsidies from the Government of Canada and the U.S. Government.

The Company recorded government assistance for the years ended December 31 as follows:

	2021	2020
Cost of sales	$800	$180
Sales and marketing	4,242	1,588
Research and development	2,941	4,186
Administration	807	1,298

	$8,790	$7,252

Government Assistance by Type
US Employee Retention Credit	$5,455	$—
Canada Emergency Wage Subsidy	2,888	6,332
Other COVID-19 related subsidies	447	920

	$8,790	$7,252

10.	OTHER EXPENSE

The components of other expense for the years ended December 31 were as follows:

	2021	2020
Interest income	$94	$131
Interest expense	(315)	(818)
Discount fees (note 26(d))	(107)	(414)
Financing costs	(346)	(695)
Ransomware incident insurance recovery (note 1)	8,668	—
Ransomware incident expense (note 1)	(9,648)	—
Other	(46)	(231)

	$(1,700)	$(2,027)

11.	INCOME TAXES

The components of loss before income taxes consist of the following:

	2021	2020
Continuing operations
Canadian	$(40,816)	$(24,872)
Foreign	(47,910)	(57,188)

	$(88,726)	$(82,060)

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The income tax expense (recovery) consists of:

	2021	2020
Canadian:
Current	$36	$(8,349)
Deferred	—	—

	$36	$(8,349)

Foreign:
Current	$3,564	$(2,410)
Deferred	(3,594)	(1,150)

	$(30)	$(3,560)

Total:
Current	$3,600	$(10,759)
Deferred	(3,594)	(1,150)

	$6	$(11,909)

The reconciliation of income taxes calculated at the statutory rate to the actual income tax provision for the years ended December 31 was as follows:

	2021	2020
Income tax recovery at Canadian statutory income tax rates of 26.99% (2020 -26.99%)	$(23,947)	$(22,148)
Increase (decrease) in income taxes for:
Permanent and other differences	1,788	1,353
Investment tax credits	(3,623)	(2,396)
Tax rates differential	1,393	(103)
Foreign exchange	5,912	(7,331)
Change in valuation allowance	15,097	20,221
Stock-based compensation expense	(64)	894
Change in estimate	3,450	(2,399)

Income tax expense (recovery)	$6	$(11,909)

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

Deferred tax assets and liabilities

The tax effects of temporary differences that give rise to significant deferred tax assets and deferred tax liabilities were as follows at December 31:

	2021	2020
Deferred income tax assets (liabilities)
Property and equipment	$(3,555)	$(4,801)
Non capital loss carry-forwards	124,827	114,744
Capital loss carry-forwards	—	2,160
Scientific research and development expenses and credits	38,909	28,932
Reserves and other	22,002	24,533
Investments	(1,519)	(1,309)
Acquired intangibles	(5,804)	(9,468)
Lease liabilities	3,267	4,219

	178,127	159,010
Valuation allowance	183,230	168,133

	$(5,103)	$(9,123)

	2021	2020
Classification:
Assets
Non-current	$1,268	$1,135
Liabilities
Non-current	(6,371)	(10,258)

	$(5,103)	$(9,123)

At December 31, 2021, we have provided for a valuation allowance on our deferred tax assets of $183,230 (2020 — $168,133).

At December 31, 2021, we have Canadian non-capital loss carry-forwards of $47,880 that are available to be deducted against future Canadian taxable income. The Canadian non-capital loss carryforwards will expire in 2041. In addition, we have Canadian SR&ED expenditure carry-forwards of $23,642 that are available, indefinitely, to be deducted against future Canadian taxable income, investment tax credits of $26,833 and $12,985 available to offset future Canadian federal and provincial income taxes payable, respectively. The investment tax credits expire between 2025 and 2041. At December 31, 2021, our U.S. subsidiary has $6,445 of California research & development tax credits which may be carried forward indefinitely.

At December 31, 2021, net operating loss carry-forwards for our foreign subsidiaries were $83,838 for U.S. income tax purposes, of which, $27,849 may be carried forward indefinitely, and $55,989 expires between 2022 and 2037, $1 for Sweden income tax purposes, $38 for Norway income tax purposes, $94,426 for Luxembourg income tax purposes, of which, $40,240 may be carried forward indefinitely, and $54,186 expire between 2035 and 2038, and $259,233 for French income tax purposes. The Sweden, Norway, and French net operating loss carry-forward may be carried forward indefinitely. Our foreign subsidiaries may be limited in their ability to use foreign net operating losses in any single year depending on their ability to generate significant taxable income. In addition, the utilization of the U.S. net operating losses is also subject to ownership change limitations provided by U.S. federal and specific state income tax legislation. The amount of French net operating losses deducted each year is limited to €1.0 million plus 50% of French taxable income in excess of €1.0 million. Our French net operating losses carry-forward is subject to the “continuity of business” requirement. Our French subsidiaries also have research tax credit carried forward of $2,321 and employment tax credit carried forward of $56 as at December 31, 2021. The French tax credits may be used to offset against corporate income tax and if any tax credits are not fully utilized within a three-year period following the year the tax credits are earned, it may be refunded by the French tax authorities. Tax loss and tax credits carry-forwards are denominated in the currency of the countries in which the respective subsidiaries are located and operate. Fluctuations in currency exchange rates could reduce the U.S. dollar equivalent value of these tax loss and research tax credit carry forwards in future years.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

In assessing the realizability of our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible and the loss carry-forwards or tax credits can be utilized. Management considers projected future taxable income and tax planning strategies in making our assessment.

Accounting for uncertainty in income taxes

At December 31, 2021, we had gross unrecognized tax benefits of $3,627 (2020 — $4,474). Of this total, $598 (2020 — $559) represents the amount of unrecognized tax benefits that, if recognized, would favorably impact our effective tax rate.

Below is a reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31:

	2021	2020
Unrecognized tax benefits, beginning of year	$4,474	$4,628
Increases — tax positions taken in prior periods	—	70
Settlements and lapses of statute of limitations	(847)	(224)

Unrecognized tax benefits, end of year	$3,627	$4,474

We recognize interest expense and penalties related to unrecognized tax benefits within the provision for income tax expense on the consolidated statement of operations. At December 31, 2021, we had increased $3 (2020 - increased $50) for accruals of interest and penalties.

In the normal course of business, we are subject to audit by the Canadian federal and provincial taxing authorities, by the U.S. federal and various state taxing authorities and by the taxing authorities in various foreign jurisdictions. Tax years ranging from 2007 to 2021 remain subject to examination in Canada, the United States, the United Kingdom, France, Germany, Australia, New Zealand, China, Hong Kong, Brazil, South Africa, Japan, Korea, Taiwan, Italy, Sweden, Norway, India, Spain, and Luxembourg.

The Company regularly engages in discussions and negotiations with tax authorities regarding tax matters in various jurisdictions. The Company believes it is reasonably possible that certain tax matters may be concluded in the next 12 months. The Company estimates that the unrecognized tax benefits at December 31, 2021 could reduce by approximately $38 in the next 12 months.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

Deferred taxes on foreign earnings

No provision for taxes has been provided on undistributed foreign earnings, as it is the Company’s intention to indefinitely reinvest undistributed earnings of its foreign subsidiaries. It is not practical to estimate the income tax liability that might be incurred if there is a change in management’s intention in the event that a remittance of such earnings occur in the future.

12.	STOCK-BASED COMPENSATION PLANS

(a)	Stock-based compensation expense:

	2021	2020
Cost of sales	$369	$319
Sales and marketing	4,708	5,241
Research and development	3,990	4,014
Administration	10,180	8,379

Continuing operations	$19,247	$17,953
Discontinued operations	587	1,987

	19,834	19,940

Stock option plan	1,359	2,361
Restricted stock plan	18,475	17,579

	$19,834	$19,940

During 2021, $3.2 million of stock-based compensation expense was reversed as a result of changes of estimated achievement of service revenue target relating to PSUs (2020 — $0.6 million).

In connection with the recent executive leadership team change, certain equity awards were modified, resulting in the reversal of the cumulative compensation costs of the original award incurred at the modification date and recognition of the incremental fair value of the modified award on a straight-line basis over the requisite service period. In 2021, the Company recognized $1.4 million (2020 — nil) of incremental compensation expense relating to modification of awards and $3.9 million (2020 — $0.5 million) of compensation expense related to accelerated vesting of awards resulting from executive leadership changes.

(b)	Stock option plan

Under the terms of the Company’s Stock Option Plan (the “Plan”), the Board of Directors may authorize the grant of stock options to employees, officers and directors. At the Company’s Annual General Meeting of Shareholders on June 2, 2021, shareholders approved a resolution to amend and restate the terms of the Plan. The amendments increased the maximum number of shares issuable pursuant to the Plan to 9.7% (increased from 8.9%) of the number of issued and outstanding common shares from time to time, provided that in no event will more than 7,000,000 common shares be issued as “incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code”. In addition, the maximum number of shares issuable pursuant to the Plan, together with any shares issuable pursuant to other security-based compensation arrangements, shall not exceed 9.7% (increased from 8.9%) of the number of issued and outstanding common shares from time to time.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The Plan provides that the exercise price of a stock option will be determined on the date of grant and will not be less than the closing market price of the Company’s stock at that date. Stock options generally vest over four years, with the first 25% vesting at the first anniversary date of the grant and the balance vesting in equal amounts at the end of each full succeeding month thereafter. The Company determines the expiry date of each stock option at the time it is granted, which cannot be more than five years after the date of the grant.

The fair value of stock options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2021	2020
Risk-free interest rate	N/A	0.31%
Annual dividends per share	N/A	Nil
Expected stock price volatility	N/A	53%
Expected option life (in years)	N/A	4.0
Average fair value of options granted (in dollars)	N/A	$5.26

There is no dividend yield as the Company does not pay, and does not plan to pay cash dividends on its common shares. The expected stock price volatility is based on the historical volatility of the Company’s daily stock closing prices over a period equal to the expected life of each stock option grant. The risk-free interest rate is based on yields from risk-free instruments with a term equal to the expected term of the stock options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on historical data of option holder exercise and termination behavior. Forfeitures are accounted for in compensation expense as they occur. We did not issue any stock options in 2021.

The following table presents stock option activity for the years ended December 31:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	Outstanding	$	In Years	$
Outstanding, December 31, 2019	1,588,143	18.14	2.6	30

Granted	289,518	13.01
Exercised	(178,223)	11.36		497
Forfeited	(338,327)	21.95

Outstanding, December 31, 2020	1,361,111	17.27	2.4	1,399

Exercised	(390,972)	13.76		1,459
Forfeited	(195,938)	21.37

Outstanding, December 31, 2021	774,201	18.16	1.5	1,986

The intrinsic value of outstanding and exercised stock options is calculated as the quoted market price of the stock at the balance sheet date, or date of exercise, less the exercise price of the option.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The following table summarizes the stock options outstanding and exercisable at December 31, 2021:

		Options Outstanding		Options Exercisable
Range of	Number of Options	Weighted Average Remaining Option Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Exercise Prices	Outstanding	(years)	$	Exercisable	$
$8.46 - $12.73	110,822	2.5	11.32	51,699	11.55
$12.74 - $13.38	165,678	2.8	13.03	69,670	13.07
$13.39 - $16.23	160,895	2.1	14.69	83,213	15.59
$16.24 - $25.15	119,240	0.5	22.04	115,997	22.19
$25.16 - $26.03	217,566	0.2	25.98	217,566	25.97

	774,201	1.5	18.16	538,145	20.50

The options outstanding at December 31, 2021 expire between March 10, 2022 and November 27, 2025.

As at December 31, 2021, the unrecognized stock-based compensation cost related to the non-vested stock options was $1,211 (2020 — $2,763), which is expected to be recognized over a weighted average period of 1.9 years (2020 — 2.4 years).

(c)	Restricted share plans

We have a market based restricted share unit plan and a treasury based restricted share unit plan with awards outstanding (collectively, the “RSPs”). The RSPs support our growth and profitability objectives by providing long-term incentives to employees and also encourage our objective of employee share ownership through the granting of RSUs. There is no exercise price or monetary payment required from the employees upon the grant of an RSU or upon the subsequent delivery of our common shares (or, in certain jurisdictions, cash in lieu at the option of the Company) to settle vested RSUs. The form and timing of settlement is subject to local laws.

At the Company’s Annual General Meeting of Shareholders on June 2, 2021, shareholders approved a resolution to amend the treasury based restricted share unit plan (the “Treasury Plan”). The amendments increased the maximum number of shares issuable pursuant to outstanding awards under the Treasury Plan to 9.7% (increased from 4.6%) of the number of issued and outstanding shares from time to time. In addition, the maximum number of shares issuable pursuant to all of our security-based compensation arrangements is 9.7% (increased from 8.9%) of the number of issued and outstanding shares. With respect to the market-based RSP, independent trustees purchase Sierra Wireless common shares over the facilities of the Toronto Stock Exchange and Nasdaq, which are used to settle vested RSUs. The existing trust funds are variable interest entities and are included in these consolidated financial statements as treasury shares held for RSU distribution. As at December 31, 2021, there were 1,053,177 market RSUs outstanding (2020 — 2,614,135).

Non-performance based RSUs vest over one to three years. RSUs vesting over one or two years cliff vest in one year or two years, respectively, and RSUs vesting over three years vest in equal amounts on each anniversary date of the grant. RSU grants to employees who are resident in France for French tax purposes will not vest before the second anniversary from the date of grant, and any shares issued are subject to an additional two year tax hold period. In addition, certain grants issued to employees who are resident in France for French tax purposes vest over three years in equal amounts on each anniversary date, with the first tranche subject to a hold period of one year.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

We include a performance-based component to certain grants of units under our RSPs (“PSUs”). We have two types of PSUs, depending on their performance-based metric. PSUs, with a market condition, are measured against an external benchmark index. The fair value of these PSUs at date of grant are determined using the Monte Carlo simulation model. PSUs, with a performance condition, are measured against an internal performance benchmark based on achieving connectivity, software, and service revenue targets or cost savings initiatives or profitability targets. The fair value of these PSUs is based on the Company’s stock price on the date of grant adjusted for expected attainment with changes to expected attainment recorded in subsequent periods. Generally, PSUs have a three year cliff-vesting.

In 2021, the Board of Directors approved the issuance of PSUs that are measured against financial metrics that are determined by the Company at the beginning of each fiscal year for the performance period. The determination of the number of awards that will be attained at vesting is based on achieving the financial metric target in each of three individual fiscal years. Each tranche contains an independent annual performance condition and cliff vest on the third anniversary date. Since the financial metric for each tranche is determined at the beginning of each fiscal year in the performance period, each tranche has a separate grant date and the fair value of the PSUs is determined at each grant date using the Company’s stock price on grant date adjusted for expected attainment with changes to expected attainment recorded in subsequent periods. As at December 31, 2021, 10,777 PSUs are considered issued but not yet granted and are excluded in the below RSU continuity table.

The aggregate intrinsic value of outstanding RSUs is calculated as the quoted market price of the stock at the balance sheet date. The intrinsic value of vested and settled RSUs is calculated as the quoted market price of the stock at date of vesting.

The following table summarizes the RSU activity for the years ended December 31:

	Number of	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
	RSUs	$	In years	$
Outstanding, December 31, 2019	1,815,759	15.42	2.3	17,310

Granted	2,865,042	12.80
Vested / settled	(586,343)	16.30		6,569
Forfeited	(303,175)	12.83

Outstanding, December 31, 2020	3,791,283	13.61	2.0	55,242

Granted	1,086,115	15.98
Vested / settled	(1,367,749)	14.32		22,207
Forfeited	(658,865)	15.71
Added by performance factor	92,231	20.18

Outstanding, December 31, 2021	2,943,015	13.89	2.7	51,898

Outstanding – vested and not settled	183,117
Outstanding – unvested	2,759,898

Outstanding, December 31, 2021	2,943,015

As at December 31, 2021, the total remaining unrecognized compensation cost associated with the RSUs totaled $17,984 (2020 — $30,055), which is expected to be recognized over a weighted average period of 2.0 years (2020 — 1.8 years).

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

13.	EARNINGS (LOSS) PER SHARE

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	2021	2020
Net earnings (loss)
Net loss from continuing operations	$(88,732)	$(70,151)
Net (loss) earnings from discontinued operations	(285)	20,810

	$(89,017)	$(49,341)
Weighted average shares used in computation of:
Basic	37,119	36,393
Diluted	37,119	36,393
Basic and diluted net earnings (loss) per share (in dollars):
Continuing operations	$(2.39)	$(1.93)
Discontinued operations	(0.01)	0.57

	$(2.40)	$(1.36)

As the Company incurred losses for the years ended December 31, 2021 and 2020, all equity awards for these years were anti-dilutive and were excluded from the diluted weighted average shares.

14.	ACCOUNTS RECEIVABLE

The components of accounts receivable at December 31 were as follows:

	2021	2020
Trade receivables	$68,838	$53,213
Less: allowance for doubtful accounts	(2,581)	(3,631)

	66,257	49,582
Sales taxes receivable	2,425	4,419
R&D tax credits	2,377	3,350
Financing receivables	217	342
Contract assets (note 2(c))	2,290	2,132
US Employee Retention Credit receivable (note 9)	5,456	—
Other receivables	6,288	8,750

	$85,310	$68,575

The movement in the allowance for expected credit losses during the years ended December 31 was as follows:

	2021	2020
Balance, beginning of year	$3,631	$2,975
Effect of adoption of ASC 326 (note 3)	—	917

	3,631	3,892
Current period provision (recovery) for expected credit losses	(296)	418
Write-offs charged against allowance for credit losses	(817)	(792)
Recoveries of amounts previously written off	140	15
Foreign exchange	(77)	98

	$2,581	$3,631

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

15.	CONTRACT BALANCES

	2021	2020	Change
Contract assets	$2,290	$2,132	$158
Deferred revenue - current	11,770	9,862	1,908
Deferred revenue - noncurrent	7,222	7,863	(641)

Contract assets are included in Accounts receivable in our consolidated balance sheets.

For the year ended December 31, 2021, $9,989 of deferred revenue was recognized in revenue that was included in the contract liability balance as of December 31, 2020 (2020 — $8,813).

16.	INVENTORIES

The components of inventories at December 31 were as follows:

	2021	2020
Electronic components	$57,302	$19,468
Finished goods	24,875	13,347

	$82,177	$32,815

17.	PREPAIDS AND OTHER

The components of prepaids and other at December 31 were as follows:

	2021	2020
Inventory advances	$16,631	$1,434
Insurance and licenses	841	873
Deposits	2,821	2,665
Contract acquisition and fulfillment costs	1,746	1,850
Other	5,333	5,111

	$27,372	$11,933

In 2021, $1,750 of deferred contract acquisition and fulfillment costs were expensed to Sales and marketing and Cost of sales (2020 — $1,276).

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

18.	PROPERTY AND EQUIPMENT

The components of property and equipment at December 31 were as follows:

	2021
	Cost	Accumulated amortization	Net book value
Furniture and fixtures	$3,122	$1,989	$1,133
Research and development equipment	35,088	24,448	10,640
Production equipment and tooling	30,292	22,624	7,668
Computer equipment	6,515	5,370	1,145
Software	8,609	7,183	1,426
Leasehold improvements	6,154	4,229	1,925
Leased vehicles	177	177	—
Office equipment	880	696	184
Monitoring equipment	11,261	5,113	6,148
Network equipment	6,644	5,779	865

	$108,742	$77,608	$31,134

	2020
	Cost	Accumulated amortization	Net book value
Furniture and fixtures	$3,467	$2,163	$1,304
Research and development equipment	33,583	21,770	11,813
Production equipment and tooling	31,999	23,466	8,533
Computer equipment	5,608	4,610	998
Software	7,608	5,838	1,770
Leasehold improvements	7,719	5,940	1,779
Leased vehicles	392	390	2
Office equipment	1,172	1,045	127
Monitoring equipment	6,141	2,455	3,686
Network equipment	6,417	5,017	1,400

	$104,106	$72,694	$31,412

During the year ended December 31, 2021, the Company recorded a total impairment expense of $253 on leasehold improvements and furniture and fixtures which related to an office lease that we ceased to use.

Amortization expense relating to property and equipment was $14,136 for the year ended December 31, 2021 (2020 — $15,129, including $1,712 related to discontinued operations).

19.	INTANGIBLE ASSETS

During the year ended December 31, 2021, the Company recorded an impairment expense of $11,544 resulting from the expected sunset of 2G/3G networks in Sweden which will impact the connectivity offering of our Maingate group. Our Maingate group is part of our IoT Solutions reportable segment (see note 6). As the carrying value of the Swedish connectivity asset group was higher than the estimated fair value, which was based on expected future cash flows discounted at 13%, an impairment expense was recognized on the customer relationships, brand, and research and development intangible asset components of our Maingate group. The fair value is a level 3 measurement which required significant judgment. The unobservable inputs include future assumptions about the attrition rate, profit margin, and our weighted-average cost of capital.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

The components of intangible assets at December 31 were as follows:

	2021
	Cost	Accumulated amortization	Net book value
Patents and trademarks	$15,576	$14,226	$1,350
Licenses	57,382	51,251	6,131
Intellectual property	30,125	27,466	2,659
Customer relationships	125,187	88,659	36,528
Brand	15,069	7,065	8,004
Research and development	9,982	9,946	36

	$253,321	$198,613	$54,708

	2020
	Cost	Accumulated amortization	Net book value
Patents and trademarks	$16,300	$14,649	$1,651
Licenses	57,480	53,153	4,327
Intellectual property	28,916	26,095	2,821
Customer relationships	140,892	83,858	57,034
Brand	17,070	5,631	11,439
Research and development	11,158	10,349	809

	$271,816	$193,735	$78,081

Estimated annual amortization expense for the next 5 years ended December 31 is as follows:

Amount
2022	13,281
2023	11,784
2024	10,418
2025	6,458
2026	5,311

Amortization expense relating to intangible assets was $14,582 and $17,216 for the years ended December 31, 2021 and 2020, respectively.

The weighted-average remaining useful lives of intangible assets was 5.3 years as at December 31, 2021.

At December 31, 2021 and 2020, substantially all intangible assets were subject to amortization.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

20.	GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31 were as follows:

	2021	2020
Balance at beginning of year	$175,545	$154,381
Goodwill acquired (note 5(a) and 5(b))	—	11,076
Foreign currency translation adjustments	(8,166)	10,088

	$167,379	$175,545

IoT Solutions	$70,747	$78,418
Enterprise Solutions	96,632	97,127

	$167,379	$175,545

Following the Company’s reorganization of its reporting structure (see note 6), the composition of our reporting units have changed. The Company has reassigned assets and liabilities to the new reporting units and has reassigned goodwill to the new reporting units using a relative fair value allocation approach. We have reclassified our comparative information.

We performed two interim goodwill impairment tests, one immediately before and one after January 1, 2021, the effective date the Company reorganized its reporting structure. We assessed the recoverability of goodwill as at January 1, 2021 for each of the identified reporting units and determined that the fair value of each of the reporting units exceeded its carrying value under both scenarios.

We performed the annual goodwill impairment test as at October 1, 2021 for each of the identified reporting units and determined that the fair value of each of the two reporting units exceeded its carrying value. There was no impairment of goodwill during the years ended December 31, 2021, and 2020.

21.	LEASES

The components of lease expenses were as follows:

	2021	2020
Operating lease cost	$7,397	$8,616
Finance lease cost	68	130
Short-term lease cost	1,972	2,020
ROU asset impairment	488	—

	9,925	10,766
Sublease income	(1,645)	(1,534)

Total lease expenses	$8,280	$9,232

We have operating leases for offices, data centers and certain office equipment. Our leases have remaining lease terms of 0.1 years to 10.0 years (2020 — 0.1 years to 11.0 years). We sublease certain offices to third parties.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

Supplemental Balance Sheet information related to leases was as follows:

	2021	2020
Operating Leases
Operating lease right-of-use assets	$14,348	$20,068

Accounts payable and accrued liabilities	$2,132	$7,376
Operating lease liabilities	15,033	17,054

Total operating lease liabilities	$17,165	$24,430

Weighted Average Remaining Lease Term
Operating leases	7.1	6.9

Weighted Average Discount Rate
Operating leases	2.6%	2.6%

Supplemental cash flow information related to leases was as follows:

	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,240	$6,152

New lease assets obtained in exchange for lease liabilities (non-cash):
Operating leases	$1,366	$678

Maturities of lease liabilities were as follows:

Operating Leases
2022	$2,201
2023	3,482
2024	2,055
2025	1,645
2026	1,614
Thereafter	8,314

Total lease payments	19,311
Less: imputed interest	(2,146)

Total lease liabilities	$17,165

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

22.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities at December 31 were as follows:

	2021	2020
Trade payables and accruals	$108,741	$78,323
Inventory commitment reserve	3,783	475
Accrued royalties	9,456	10,698
Accrued payroll and related liabilities	18,956	21,244
Professional services	8,309	5,329
Taxes payable (including sales taxes)	4,148	4,979
Product warranties (note 28(a)(iii))	4,510	5,804
Sales credits	14,154	19,629
Restructuring liability (note 8)	5,430	5,750
Operating lease liabilities (note 21)	2,132	7,376
Finance lease liabilities	19	171
Other	3,891	2,360

	$183,529	$162,138

23.	LONG-TERM OBLIGATIONS

The components of long-term obligations at December 31 were as follows:

	2021	2020
Accrued royalties	$31,575	$33,218
Deferred revenue (note 15)	7,222	7,863
Finance lease liabilities	49	8
Other	3,962	4,557

	$42,808	$45,646

Remaining performance obligations

As at December 31, 2021, we had $34,217 of remaining performance obligations to be recognized (December 31, 2020 — $21,608), of which we expect to recognize approximately 37% in 2022, 41% in 2023, and 22% in subsequent years.

We do not disclose the value of remaining performance obligations for: (i) contracts with an original expected length of one year or less, and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed.

24.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The changes by component in accumulated other comprehensive loss, net of taxes, were as follows:

	2021	2020
Balance, beginning of period	$(5,580)	$(13,216)
Foreign currency translation adjustments	2,046	1,914
(Loss) gain on long term intercompany balances	(5,198)	5,722

Balance, end of period	$(8,732)	$(5,580)

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

25.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table summarizes supplemental cash flow information and non-cash activities:

	2021	2020
Net income taxes paid	$3,049	$3,333
Net Interest paid	86	739
Discount fees paid (note 27 (d))	107	414

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows:

	2021	2020
Cash and cash equivalents	$76,784	$160,560
Restricted cash	100	10,864

Total cash, cash equivalents, and restricted cash shown in the statements of cash flows	$76,884	$171,424

As at December 31, 2021, nil (2020 — $10,000) was held in escrow related to the divestiture of the Automotive Business and $100 (2020 — $100) was held in escrow related to certain vendor obligations. We collected nil from trade receivables sold to CIBC under our Accounts Receivable Purchase Agreement which have not been remitted to CIBC as at December 31, 2021 (2020 — $764). See note 27(d).

26.	FAIR VALUE MEASUREMENT

Fair value presentation

An established fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is available and significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

Level 1	-	Quoted prices in active markets for identical assets or liabilities.

Level 2	-	Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	-	Inputs that are generally unobservable and are supported by little or no market activity and that are significant to the fair value determination of the assets or liabilities.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the immediate or short-term maturity of these financial instruments. Based on borrowing rates currently available to us for loans with similar terms, the carrying values of our obligations under capital leases, and long-term obligations approximate their fair values.

Long-term debt is carried at amortized cost. Incremental costs and fees that are directly attributable to the long-term debt are initially recognized as a deferred charge (i.e. asset). When debt is recognized as a liability at the initial date, the carrying amount of the deferred charge is re-classified as a reduction of the initial proceeds of the debt and amortized to interest expense over the term of the loan. The carrying value of long-term debt approximates its fair value and the measurement is categorized within Level 3 of the fair value hierarchy.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

Derivatives, such as foreign currency forward and options contracts, may be used to hedge the foreign exchange risk on cash flows from commitments denominated in a foreign currency. Derivatives are recorded in Accounts receivable or Accounts payable and accrued liabilities and measured at fair value at each balance sheet date. Any resulting gains and losses from changes in the fair value are recorded in Foreign exchange gain (loss).

Fair value of the foreign currency forward and options contracts are based on observable market inputs such as forward rates in active markets, which represents a Level 2 measurement within the fair value hierarchy.

As at December 31, 2021, we were committed to foreign currency forward contracts totaling $25.5 million Canadian dollars to purchase Canadian dollars with an average forward rate of 1.2740, maturing between January and December 2022. We recorded unrealized loss of $564 in Foreign exchange gain (loss) for those outstanding contracts in the year ended December 31, 2021 (2020 — Foreign exchange gain of $485).

27.	FINANCIAL INSTRUMENTS

(a)	Financial Risk Management

Financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, derivatives such as foreign currency forward and option contracts, accounts payable and accrued liabilities, long-term obligations, and long-term debt.

We have exposure to the following business risks:

We maintain substantially all of our cash and cash equivalents with major financial institutions or invest in government instruments. Our deposits with banks may exceed the amount of insurance provided on such deposits.

We outsource manufacturing of our products to third parties and, accordingly, we are dependent upon the development and deployment by third parties of their manufacturing abilities. The inability of any supplier or manufacturer to fulfill our supply requirements could impact future results. We have supply commitments to our contract manufacturers based on our estimates of customer and market demand. Where actual results vary from our estimates, whether due to execution on our part or market conditions, we are at risk.

Financial instruments that potentially subject us to concentrations of credit risk are primarily accounts receivable. We perform on-going credit evaluations of our customer’s financial condition and require letters of credit or other guarantees whenever deemed appropriate.

Although a significant portion of our revenues are in U.S. dollars, we incur operating costs that are denominated in other currencies. Fluctuations in the exchange rates between these currencies could have a material impact on our business, financial condition and results of operations.

To manage our foreign currency risks, we enter into foreign currency forward contracts and options contracts to reduce our exposure to future foreign exchange fluctuations. See note 26.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

We are subject to risks typical of an international business including, but not limited to, differing economic conditions, changes in political climate, differing tax structures other regulations and restrictions and foreign exchange rate volatility. Accordingly, our future results could be materially affected by changes in these or other factors.

(b)	Credit Facilities

We have a committed senior secured revolving credit facility (the “Revolving Facility”) with the Canadian Imperial Bank of Commerce (“CIBC”) as sole lender and as Administrative Agent. On February 17, 2021, we entered into an amending agreement to the Revolving Facility with CIBC, which reduced the total borrowing capacity under the Revolving Facility to $30 million from $50 million. The Revolving Facility matures on April 30, 2023 and may be used for general corporate purposes, including, but not limited to, capital expenditures, working capital requirements and/or certain acquisitions permitted under the Revolving Facility. Borrowings under the Revolving Facility may bear interest at US Base Rate or LIBOR plus applicable margin. Effective January 1, 2022, all references to LIBOR are replaced with the Secured Overnight Financing Rate (“SOFR”). The Revolving Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Revolving Facility is drawn. As at December 31, 2021, we had availability of up to $10 million under our Revolving Facility without the waiver of certain financial covenants, which we received a waiver for on January 19, 2022. This waiver is valid through December 31, 2022. Availability under the amended Revolving Facility is subject to a borrowing base effective January 19, 2022. As at December 31, 2021, there were nil outstanding borrowings under the Revolving Facility (2020 — nil). In 2021, we recorded interest expense of nil (2020 — $578).

On July 22, 2020, we amended the Revolving Facility and added a $12.5 million Canadian dollar term loan facility with CIBC. During 2020, we borrowed and fully repaid $9.4 million (Cdn $12.5 million) under this facility and we recorded interest expense of $161.

On September 29, 2021, we added a $12.5 million Canadian dollar term loan facility (the “Loan”) with CIBC. The Loan is backed by the Government of Canada under the Business Credit Availability Program (“BCAP”); specifically, 80% of the principal of the Loan is guaranteed by the Business Development Bank of Canada (“BDC”). The Loan bears interest at CIBC’s Prime Lending rate plus 2.50% per annum. Repayment is interest only for the first 12 months, followed by regular quarterly payments of principal based on a ten-year amortization schedule plus interest. The outstanding amount owing plus accrued interest and fees are repayable on the maturity date, September 29, 2026. Under the terms, the proceeds from the Loan are to be used to exclusively fund the operational cash flow needs of the Company, including normal scheduled principal and interest payments on the CIBC credit facilities. The Loan also includes restrictions on dividend payments while the Loan is drawn. As at December 31, 2021, we had $9.9 million (Cdn$ 12.5 million) outstanding on the Loan of which $0.5 million is in the current portion. In 2021, we recorded interest expense of $123.

The table below presents the Company’s contractual principal payments as at December 31, 2021 under the Loan:

2022	$494
2023	989
2024	989
2025	989
2026	6,427

$9,888

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(c)	Letters of credit

We have access to a standby letter of credit facility of $1.5 million from Toronto Dominion Bank. The credit facility is used for the issuance of letters of credit and guarantees and is guaranteed by Export Development Canada. As of December 31, 2021, letters of credit issued against the revolving standby letter of credit facility were for a total value of $1.25 million (2020 — $1.35 million).

(d)	Accounts Receivable Purchase Agreement

We have an uncommitted Receivables Purchase Agreement (the “RPA”) with CIBC, as purchaser, to increase our liquidity. Under the RPA, the Company may offer to sell certain eligible accounts receivable (the “Receivables”) to CIBC, which may accept such offer, and purchase the offered Receivables. Under the RPA, up to $75.0 million of Receivables may be sold and remain outstanding at any time. Receivables are sold at 100% face value less discount with a 10% limited recourse to the Company arising from certain repurchase events. The RPA is on an uncommitted basis with no expiry date and carries a discount rate of CDOR (for purchased receivables in CAD) and SOFR (for purchased receivables in USD) plus an applicable margin. After the sale, the Company does not retain any interests in the Receivables, but continues to service and collect, in an administrative capacity, the outstanding receivables on behalf of CIBC.

The Company accounts for the sold Receivables as a sale in accordance with FASB ASC 860, Transfers and Servicing. Proceeds from the sale reflect the face value of the Receivables less discount fees charged by CIBC and one-time legal costs. The discount fees are recorded in Other expense in the Company’s consolidated statements of operations. Net proceeds are classified under operating activities in the consolidated statements of cash flows.

Pursuant to the RPA, the Company sold and de-recognized $88,924 Receivables in 2021 (2020 — $163,354). As at December 31, 2021, $11,960 remained outstanding to be collected from customers and remitted to CIBC (2020 — $19,388). Discount fees of $107 for 2021 are included in Other expense in the consolidated statements of operations (2020 — $414). As at December 31, 2021, we collected nil from Receivables that we previously sold and that have not been remitted to CIBC due to timing of settlement dates (2020 — $764) which we recorded in Restricted cash in the consolidated balance sheets with a corresponding increase in accrued liabilities.

28.	COMMITMENTS AND CONTINGENCIES

(a)	Contingent liability on sale of products

(i)

Under license agreements, we are committed to make royalty payments based on the sales of products using certain technologies. We recognize royalty obligations as determinable in accordance with agreement terms. Where agreements are not in place, we have recognized our current best estimate of the obligation under accrued liabilities and long-term obligations. When agreements are finalized or the obligation becomes statute barred, the estimate will be revised accordingly.

(ii)

We are a party to a variety of agreements in the ordinary course of business under which we may be obligated to indemnify a third party with respect to certain matters. Typically, these obligations arise as a result of contracts for sale of our products to customers where we provide indemnification against losses arising from matters such as potential intellectual property infringements and product liabilities. The impact on our future financial results is not subject to reasonable estimation because considerable uncertainty exists as to whether claims will be made and the final outcome of potential claims. To date, we have not incurred material costs related to these types of indemnifications.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

(iii)

We accrue product warranty costs to provide for the repair or replacement of defective products. Our accrual is based on an assessment of historical experience and on management’s estimates. Changes in the liability for product warranties were as follows:

	2021	2020
Balance, beginning of year	$5,804	$6,743
Provisions	1,069	4,834
Expenditures	(2,363)	(5,773)

Balance, end of year	$4,510	$5,804

(b)	Other commitments

We have purchase commitments totaling approximately $179,573 (December 31, 2020 — $93,865), with certain contract manufacturers and suppliers under which we have committed to buy a minimum amount of designated products between January 2022 and December 2022. In certain of these agreements, we are required to acquire and pay for such products up to the prescribed minimum or forecasted purchases.

We also have purchase commitments totaling approximately $9,639 (December 31, 2020 — $2,836) with certain mobile network operators, under which we have committed to buy a minimum amount of wireless data and wireless data services between January 2022 and August 2024.

We have a purchase commitment totaling approximately $1,487 (December 31, 2020 — $2,478) with a supplier under which we have committed to buy a minimum amount of cloud computing services between January 2022 and May 2022.

(c)	Legal proceedings

We are from time to time involved in litigation, certain other claims and arbitration matters arising in the ordinary course of our business. We accrue for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Significant judgment is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. These accruals are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, settlements, rulings, advice of legal counsel and technical experts and other information and events pertaining to a particular matter. To the extent there is a reasonable possibility (within the meaning of ASC 450, Contingencies) that the losses could exceed the amounts already accrued for those cases for which an estimate can be made, management believes that the amount of any such additional loss would not be material to our results of operations or financial condition.

In some instances, we are unable to reasonably estimate any potential loss or range of loss. The nature and progression of litigation can make it difficult to predict the impact a particular lawsuit will have on the Company. For instance, in the case of patent litigation, there are many reasons why we cannot make these assessments, including, among others, one or more of the following: in the early stage of a proceeding, the claimant is not required to specifically identify the manner in which the patent has allegedly been infringed; damages sought that are unspecified, unsupportable, unexplained or uncertain; discovery not having been started or being incomplete; the complexity of the facts that are in dispute (e.g., the analysis of the patent and a comparison to the activities of the Company is a labor-intensive and highly technical process); the difficulty of assessing novel claims; the parties not having engaged in any meaningful settlement discussions; the possibility that other parties may share in any ultimate liability; and the often slow pace of patent litigation.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

We are required to apply judgment with respect to any potential loss or range of loss in connection with litigation. While we believe we have meritorious defenses to the claims asserted against us in our currently outstanding litigation, and intend to defend ourselves vigorously in all cases, in light of the inherent uncertainties in litigation there can be no assurance that the ultimate resolution of these matters will not significantly exceed the reserves currently accrued by us for those cases for which an estimate can be made. Losses in connection with any litigation for which we are not presently able to reasonably estimate any potential loss or range of loss could be material to our results of operations and financial condition.

In June 2021, American Patents LLC filed a patent infringement lawsuit in the United States District Court for the Western District of Texas asserting patent infringement by us in respect of four patents allegedly related to interactions between smart devices and communications networks. The lawsuit was dismissed with prejudice in September 2021.

In January 2017, Koninklijke KPN N.V. filed a patent infringement lawsuit in the United States District Court for the District of Delaware asserting patent infringement by us and our U.S. subsidiary. The lawsuit made certain allegations concerning the alleged use of data transmission error checking technology in our wireless products. The lawsuit was dismissed with prejudice in April 2021.

In August 2014, M2M Solutions LLC filed a patent infringement lawsuit against us in District Court for the District of Delaware asserting patent infringement by us and our US subsidiary. The lawsuit makes certain allegations concerning our wireless products with respect to US Patent No. 8,648,717. In April 2017, M2M Solutions assigned the patent-in-suit to Blackbird Tech LLC, and they became a plaintiff in the lawsuit in June of that year. In May 2021, the Court entered final judgement in favor of Sierra Wireless, which judgment was not appealed by the plaintiff. In January 2022, Sierra Wireless’s motion for attorneys’ fees was granted by the Court, which decision is in the process of being appealed by Blackbird Tech LLC.

Intellectual Property Indemnification Claims

We have been notified by certain of our customers in the following matter that we may have an obligation to indemnify them in respect of the products we supply to them:

In June 2019, Sisvel International S.A. and 3G Licensing S.A. (together, “First Suit Plaintiffs”), filed patent infringement lawsuits (the “First Suits”) in the United States District Court for the District of Delaware against one or more of our customers alleging patent infringement with respect to a portfolio of 12 patents allegedly related to technology for 2G, 3G and 4G cellular communications networks. In May 2020, the First Suit Plaintiffs together with Sisvel S.p.A. (collectively, the “Second Suit Plaintiffs”) filed patent infringement lawsuits (the “Second Suits”) in the United States District Court for the District of Delaware, against one or more of our customers alleging patent infringement with respect to a portfolio of 9 patents allegedly related to technology for 3G and 4G cellular communications networks. The allegations in both lawsuits have been made in relation to certain of our customers’ products, which may include products which utilize modules sold to them by us. Inter Partes Review (“IPR”) petitions filed by us and others with the United States Patent and Trademark Office have been instituted with respect to 11 of the patents involved in the First Suits and 8 of the patents involved in the Second Suits. The Patent Trial and Appeal Board (PTAB) has issued written decisions invalidating or partially invalidating the challenged claims of 5 patents involved in the First Suits (the remaining 6 instituted petitions filed by others with respect to patents in the First Suits were dismissed). Decisions with respect to the 8 instituted petitions involving patents in the Second Suits are pending. Sisvel has stipulated to a stay of both the First Suits and the Second Suits pending the results of the IPR procedure. We do not admit that Sierra Wireless owes indemnity in response to any of the customer requests with respect to the above matters.

SIERRA WIRELESS, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except where otherwise stated)

Although there can be no assurance that an unfavorable outcome would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims made in the foregoing legal proceedings are without merit and intend to defend ourselves and our products vigorously in all cases.

We are engaged in certain other claims, legal actions and arbitration matters, all in the ordinary course of business, and believe that the ultimate outcome of these claims, legal actions and arbitration matters will not have a material adverse effect on our operating results, liquidity or financial position.

29.	SUBSEQUENT EVENT

Subordinate Facility

On January 19, 2022, the Company entered into a credit agreement for a new subordinate credit facility (the “Subordinate Facility”) with CIBC and BDC (the “Subordinate Lenders”), pursuant to which the Subordinate Lenders agreed to make available to the Company a non-revolving term facility in the principal amount of up to Cdn $60 million. This facility was fully drawn on January 21, 2022 and has a four year term, maturing on January 19, 2026. The facility bears an interest rate of 5.00% per annum for the first year which increases annually thereafter. In the second year the rate is the greater of, (i) the interest rate applicable to the operating loans under the Revolving Facility plus 1.00% (see note 27(b)); and (ii) 6.00% per annum. In the third year the rate is the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 2.00% (see note 27(b)); and (ii) 7.00% per annum. In the fourth year the rate is equal to the greater of (i) the interest rate applicable to the operating loans under the Revolving Facility plus 3.00% (see note 27(b)); and (ii) 8.00% per annum. The facility is also subject to an upfront fee of 1.25% and an annual fee on outstanding borrowings in the amount of 1.00% on the first anniversary, 1.25% on the second anniversary and 1.50% on the third anniversary. The facility also contains a mandatory prepayment clause stating that for the quarter ending December 31, 2022 and quarters thereafter, 50% of ending cash for the quarter in excess of the cash threshold of $75 million must be repaid against the outstanding principal, up to an annual cap of $25 million. Excluding this cash sweep, pre-payments on this facility may be made without penalty beginning July 19, 2023. The Subordinate Facility contains customary affirmative, negative and financial covenants, including restrictions on dividend payments while the Subordinate Facility is drawn, and is secured under a general security agreement over our significant entities. On January 19, 2022, the Company received a waiver of certain financial covenants, which will remain in place through December 31, 2022.